Exhibit 21.1
Subsidiaries
Alpha Innotech Corp. has two wholly-owned subsidiaries. They are:
1.    Alpha Innotech Corporation, a California corporation, and
2.    Alpha Innotech Hong Kong Limited, a corporation formed under the laws of Hong Kong.